Exhibit 99.1

The Special Committee of the Board of Directors

Paramount Global

1515 Broadway

New York, NY 10036

The Special Committee:

We hereby consent to the inclusion of our opinion letter, dated July 7, 2024, to the Special Committee of the Board of Directors of Paramount Global (“Paramount”) as Annex D to, and reference to such opinion letter under the headings “Summary—Opinion of the Special Committee’s Financial Advisor,” “The Transactions—Certain Unaudited Prospective Financial Information,” “The Transactions—Background of the Transactions,” “The Transactions—Recommendations of the Special Committee and the Paramount Board; Paramount’s Reasons for the Transactions” and “The Transactions—Opinion of the Special Committee’s Financial Advisor” in, the information statement/prospectus of New Pluto Global, Inc. (“New Pluto”), which information statement/prospectus forms a part of the registration statement on Form S-4 of New Pluto (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC CENTERVIEW PARTNERS LLC

November 4, 2024